Exhibit 10.3

2022 Executive and Leadership Bonus Plan

This 2022 Executive and Leadership Bonus Plan (the “Plan”) of Avalara, Inc. (the “Company”) covers the period from January 1, 2022 through December 31, 2022. The purpose of the Plan is to promote the success of the Company by rewarding leaders (“Leaders”) for outstanding business results, as well as promoting retention of high‑performing employees.

Performance bonuses are paid to our Leaders and are based on the achievement of (i) Company performance objectives and (ii) individual performance objectives that are determined by their managers; provided, however, that the Compensation and Leadership Development Committee (the “CLDC”) of the Board of Directors (the “Board”) shall approve the individual performance objectives applicable to the CEO. Each Leader’s performance objectives may change from year to year as the Company continues to evolve and different priorities are established and will remain subject to the review and approval of the CEO and/or the CLDC.

For 2022, performance bonuses may be earned under the Plan based on the attainment of a Company performance component and an individual performance component measured as of the end of calendar year 2022. Under the Plan, the Company performance component accounts for 80% of the total target performance bonus, and the individual performance component accounts for 20% of the total target performance bonus. The Plan details are as follows:

1.	Company Performance Component = 80%:

The Company performance component consists of four Company performance objectives, which may be earned, in whole or in part, based on actual performance compared to target and calculated on a sliding scale between 25% (threshold) and 200% (maximum). No amounts are earned if the actual performance compared to target is less than the threshold. Performance objectives for 2022 are as follows:

•	New & Upsell Bookings:

New and upsell bookings are an estimate of the one-year (12 month) value of a new signed contract to use our services, including subscriptions, new and upsell orders, signed statements of work, signed but estimated contract values, signed but estimated returns usage, billed usage, and collected usage overages, as approved by the CEO and/or CFO. Company bookings, including new and upsell bookings, are calculated, reconciled, and reported monthly by Finance.

•	Gross Margin (Non-GAAP):

Gross margin (non-GAAP) is defined as GAAP gross margin before the impact of stock-based compensation expense and the amortization of acquired intangibles included in cost of revenue as a percentage of revenue. Gross margin (non-GAAP) is calculated and reported quarterly by Finance in the Company’s financial statements as “Non-GAAP Gross Margin.”

•	Operating Loss (Non-GAAP):

Operating loss (non-GAAP) is defined as GAAP operating loss before stock-based compensation expense, amortization of acquired intangibles, and goodwill impairments. Operating loss (non-GAAP) is calculated and reported quarterly by Finance in the Company’s financial statements as “Non-GAAP Operating Income (Loss).”

•	CPO:

CPO is an index that provides a snapshot of customers at risk, which is the risk we run in losing a customer or having an unhappy captive customer. In aggregate, it is a measure of the health of the customer. The index ranges between 0 to 100. A CPO of 0 reflects a happy customer, and a CPO of 100 is a cancelled customer.

2.	Individual Performance Component (MBOs) = 20%:

The individual performance component is determined by a Leader’s attainment of goals and performance targets as established in the Leader’s 2022 Individual Goal Setting & Performance Review Plan. MBO attainment follows the performance rating guidelines below:

•	High Contributor – >100% (up to established cap)
•	Core Contributor – up to 100%
•	Low Contributor – up to 50%

3.	Accelerators:

For each accelerator target achieved, the acceleration percentage will be applied to the final Company performance component of the bonus. For example, if the Company performance component is calculated to be 120% and one accelerator target has been met (i.e., 15%), the final Company performance component would be 138%. Below is the list of 2022 accelerators:

•	15% Accelerator – Employee Engagement at or above target by December 31, 2022.
•	15% Accelerator – Net Revenue Retention at or above target by December 31, 2022.
•	Engagement is measured by Gallup and typically reported a twice a year by Human Resources.
•

Net Revenue Retention (i.e., revenue in a quarter from billing accounts that generated revenue during the corresponding quarter of the prior year divided by revenue in such corresponding quarter from such billing accounts) as calculated and reported quarterly by Finance.

4.	Payout Schedule:

The 2022 bonus will be paid out on or before March 15, 2023, in the U.S. and on the last scheduled payroll in March 2023 in all other countries.

5.	Eligibility:

The Plan applies to Leaders at the VP level and above, as determined by the CEO. To qualify for the bonus payment under the Plan, a Leader must:

•	Be actively employed with the Company or its subsidiaries for a minimum of three (3) months from January 1, 2022 through December 31, 2022; and
•	Be actively employed at the time the bonus is paid out.

6.	Eligible Earnings:

The bonus will be based on actual 2022 eligible earnings. Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, PTO, floating holidays, and sick time. Other bonus or incentive earnings, such as commissions, are not included in eligible earnings for Company bonus purposes.

7.	Terms and Conditions:

“Actively employed” means that the employee is a current employee of the Company.

The Company intends for the benefits provided under the Plan to comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

The CEO, with input from the CLDC, will approve the Company performance component achieved under the Plan and may make discretionary adjustments as he, in his sole discretion, deems appropriate; provided, however, that the CLDC will approve the Company performance component achieved with respect to participating Leaders who are Executive Officers of the Company, as specified by the Charter of the CLDC, and will approve all bonuses payable to such Executive Officers, including the CEO, under the Plan.

Performance bonuses made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or an employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Questions regarding the Plan should be directed to the Chief Financial Officer or Chief People Officer. For further information on the Plan metrics, please see Exhibit A.

8.	Clawback and Recovery of Compensation:

Performance bonuses payable under the Plan are subject to the requirements of (i) Section 954 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery or clawback policies adopted by the Company to implement any such requirements, or (iv) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, including the Company’s Incentive Compensation Recoupment Policy, as amended from time to time, all to the extent determined by the CLDC in its discretion to be applicable to Leaders and/or required by applicable law.

In addition to the foregoing, if the Board or the CLDC determines that fraud, willful misconduct, gross negligence or violation of Company policy caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board or the CLDC may require a Leader, to the extent permitted by applicable law and after a review of relevant facts and circumstances, to promptly repay to the Company any amount paid under the Plan if such amount received within the three years preceding the date on which the Board or the CLDC determines that such an event has occurred would have been materially lower had it been based on the restated results. The foregoing forfeiture and repayment obligations will be without prejudice to any other rights that the Company may have.

In determining whether to seek recovery under this Section 8, the Board or the CLDC will take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation and the cost of the recovery process versus the amount to be recovered.